EXHIBIT 99.1

OMNI Energy Services Corp.

Condensed Balance Sheet(Unaudited)

As of:	November 30, 2000 (A)	September 30, 2000

ASSETS

CURRENT ASSETS

Cash & Cash Equivalents	66,826	229,049
Net Accounts Receivable	913,717	1,057,676
Prepaid Expenses and Other Current Assets	1,401,783	1,366,706
Inventory	1,068,028	2,225,537
Net Assets of Discontinued Operations	705,818	(834,182)

Total Current Assets	4,156,172	4,044,788

FIXED ASSETS

Fixed Assets	37,916,359	36,819,399
Accumulated Depreciation	(11,494,101)	(10,916,432)

Total Fixed Assets	26,422,258	25,902,967

OTHER ASSETS

Other Non-Current Assets	604,353	87,390
Goodwill, net	2,556,597	0

Total Other Assets	3,160,950	87,390

TOTAL ASSETS	33,739,380	30,035,145

OMNI Energy Services Corp.
Condensed Balance Sheet(Unaudited)
As of:	November 30, 2000	September 30, 2000

LIABILITIES & EQUITY

CURRENT LIABILITIES

Accounts Payable and Other Current Liabilities	3,902,105	5,389,248
Current Portion of L-T Debt	2,118,063	1,977,885

Total Current Liabilities	6,020,168	7,367,133

LONG-TERM LIABILITIES

Notes Payable	11,707,931	13,748,057
Subordinated Debt	4,748,205	8,998,205
Less: Current Portion of Debt	(2,118,063)	(1,977,885)

Total Long-Term Liabilities	14,338,072	20,768,377

Minority Interest	221,202	222,940

TOTAL LIABILITIES	20,579,442	28,358,449

STOCKHOLDERS' EQUITY

Preferred Stock	7,500,000	2,150,000
Common Stock	266,972	159,794
Additional Paid In Capital	54,677,092	47,597,043
Cumulative Translation Adjustment	(60,625)	(38,018)
Accumulated Deficit	(49,223,501)	(48,192,123)

TOTAL STOCKHOLDERS EQUITY	13,159,939	1,676,696

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	33,739,380	30,035,145

(A) Balance sheet as of November 30, 2000 includes the equity financing and merger transaction described in the attached press release dated November 15, 2000. These transactions are described in greater detail in the Company's Form 10Q filed on November 14, 2000.